Exhibit 99.1
NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Quarterly Performance; Year-to-Date Record Net Income Improves by 9% to $77.8 million

Warsaw, Indiana (October 25, 2022) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record third quarter net income of $28.5 million for the three months ended September 30, 2022, an increase of 18%, or $4.4 million, versus $24.1 million for the third quarter of 2021. Diluted earnings per share increased 18% to $1.11 for the third quarter of 2022, versus $0.94 for the third quarter of 2021. Both the net income and diluted earnings per share represent the highest quarterly performance in the company’s 150-year history. On a linked quarter basis, net income increased 11%, or $2.9 million, from the second quarter of 2022 in which the company had net income of $25.7 million, or $1.00 diluted earnings per share. Pretax pre-provision earnings, which is a non-GAAP financial measure, were $34.8 million for the third quarter of 2022, an increase of 13%, or $3.9 million, from $30.9 million for the third quarter of 2021. On a linked quarter basis, pretax pre-provision earnings increased 11%, or $3.5 million, from $31.3 million for the second quarter of 2022.

The company further reported record net income of $77.8 million for the nine months ended September 30, 2022, versus $71.5 million for the comparable period of 2021, an increase of 9%, or $6.4 million. Diluted earnings per share also increased 9% to $3.03 for the nine months ended September 30, 2022, versus $2.79 for the comparable period of 2021. Pretax pre-provision earnings were $94.6 million for the nine months ended September 30, 2022, versus $88.7 million for the comparable period of 2021, an increase of 7%, or $5.9 million.

David M. Findlay, President and Chief Executive Officer stated, “As we continue to celebrate our 150th anniversary, the Lake City Bank team has delivered exceptional financial performance. Throughout the year, we have taken the time to reflect upon our success over the last 150 years and strengthen our commitment to the future. We are an organization that is focused on the culture and operating discipline that got us this far, while at the same time ensuring that it evolves for the future.”

Findlay added, “As we move through 2022, we are very proud of our performance through the last nine months. We are a community bank committed to the economic growth and vitality of our Indiana markets, and we are pleased that we are experiencing strong organic loan growth. That is the best indicator of our support of our commercial and retail clients, and our teams are doing a great job delivering on that commitment.”

Financial Performance – Third Quarter 2022

Third Quarter 2022 versus Third Quarter 2021 highlights:

•Diluted earnings per share increase of $0.17 per share, or 18%, from $0.94 to $1.11
•Return on average equity of 19.39%, compared to 13.90%
•Return on average assets of 1.80%, compared to 1.56%
•Core loan growth, which excludes PPP loans, of $340.7 million, or 8%
•Core deposit growth of $250.5 million, or 5%
•Net interest income increase of $6.8 million, or 15%
•Net interest margin excluding PPP loans expanded by 62 basis points to 3.57%, compared to 2.95%
•Revenue growth of $5.8 million, or 10%
•Provision expense of $0 compared to $1.3 million
•Noninterest expense increase of $1.9 million, or 7%
•Dividend per share increase of 18%, or $0.06 per share, to $0.40 from $0.34
•Watch list loans as a percentage of total loans excluding PPP loans decreased to a historical low of 3.64% from 6.23%
•Total risk-based capital ratio of 15.29%, compared to 15.44%
•Tangible capital ratio of 8.20% compared to 10.92%

•Tangible capital ratio excluding AOCI of 11.22% compared to 10.75%

Third Quarter 2022 versus Second Quarter 2022 highlights:

•Diluted earnings per share increase of $0.11 per share, or 11%, from $1.00 to $1.11
•Return on average equity of 19.39%, compared to 17.65%
•Return on average assets of 1.80%, compared to 1.59%
•Core loan growth, which excludes PPP loans, of $68.8 million, or 2%
•Core deposit growth of $42.5 million, or 1%
•Net interest income increase of $3.8 million, or 8%
•Net interest margin excluding PPP loans expanded by 31 basis points to 3.57%, compared to 3.26%
•Revenue growth of $3.5 million, or 6%
•Provision expense of $0 for both periods
•Noninterest expense was unchanged at $27.9 million for both periods
•Watch list loans as a percentage of total loans excluding PPP loans decrease to a historical low of 3.64% from 4.35%
•Total risk-based capital of 15.29%, compared to 15.15%
•Tangible capital ratio of 8.20% compared to 8.92%
•Tangible capital ratio excluding AOCI of 11.22% compared to 11.08%

Return on average total equity for the third quarter of 2022 was 19.39%, compared to 13.90% in the third quarter of 2021 and 17.65% in the linked second quarter of 2022. Return on average assets for the third quarter of 2022 was 1.80%, compared to 1.56% in the third quarter of 2021 and 1.59% in the linked second quarter of 2022. The company’s total capital as a percent of risk-weighted assets was 15.29% at September 30, 2022, compared to 15.44% at September 30, 2021 and 15.15% at June 30, 2022.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 8.20% at September 30, 2022, compared to 10.92% at September 30, 2021 and 8.92% at June 30, 2022. Tangible equity and tangible assets have been impacted by declines in the market value of the company’s available-for-sale investment securities portfolio. The market value decline was a result of the yield curve steepening caused by the tightening of monetary policy by the Federal Reserve Board beginning in March of 2022 to combat inflation. Unrealized losses from available-for-sale investment securities were $256.1 million at September 30, 2022, compared to unrealized gains of $15.5 million at September 30, 2021 and unrealized losses of $182.4 million at June 30, 2022. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity, the company's adjusted tangible common equity to adjusted tangible assets ratio, which is a non-GAAP financial measure, was 11.22% at September 30, 2022 compared to 10.75% at September 30, 2021 and 11.08% at June 30, 2022.

As announced on October 11, 2022, the board of directors approved a cash dividend for the third quarter of $0.40 per share, payable on November 7, 2022, to shareholders of record as of October 25, 2022. The third quarter dividend per share of $0.40 is unchanged from the dividend per share paid for the second quarter of 2022 and reflects an 18% increase from the dividend rate one year ago.

“Our record profitability has contributed to healthy increases in regulatory capital and provides support for the growth in our dividend to shareholders. Our fortress balance sheet and strong capital foundation provide capacity for continued organic loan growth and balance sheet expansion over the long term,” Findlay added.

Average total loans, excluding PPP loans, were $4.41 billion for the third quarter of 2022 compared to $4.21 billion for the third quarter of 2021, an increase of $201.5 million, or 5%. On a linked quarter basis, average total loans, excluding PPP loans, decreased by $3.3 million, or less than 1%.

Average total loans were $4.42 billion in the third quarter of 2022, an increase of $61.8 million, or 1%, from $4.35 billion for the third quarter 2021 and $4.43 billion for the second quarter of 2022, a decrease of $9.8 million, or less than 1%. Total PPP average loans decreased $139.7 million to $3.2 million during the third quarter of 2022, compared to $142.9 million average PPP loans during the third quarter of 2021.

Total loans, excluding PPP loans, increased by $340.7 million, or 8%, as of September 30, 2022 compared to September 30, 2021. On a linked quarter basis, total loans, excluding PPP loans, were $4.49 billion as of September 30, 2022, an increase of $68.8 million, or 2%, as compared to June 30, 2022. Total loans outstanding increased by $250.4 million, or 6%, from $4.24 billion as of September 30, 2021, to $4.49 billion as of September 30, 2022, due primarily to organic loan growth of $340.7 million and offset by PPP loan forgiveness of $90.3 million. PPP loans outstanding were $1.6 million as of September 30, 2022, $5.2 million as of June 30, 2022, and $91.9 million as of September 30, 2021.

Commercial loan originations for the quarter included $477 million in loan originations offset by approximately $431 million in commercial loan paydowns. Commercial line of credit usage decreased from 43% in the second quarter of the year to 42% in the third quarter, and 41% in the third quarter of 2021. Available commercial lines of credit expanded by $547 million, or 14% as compared to a year ago, and line usage improved by $271 million or 17% for the same period.

Findlay commented, “Both our commercial and consumer loan portfolios experienced good growth in the quarter. While commercial line usage decreased slightly, we have experienced a healthy expansion in overall line availability, driven by traditional working capital demand in our commercial and industrial client base and continued development activity in the commercial real estate markets.”

Average total deposits were $5.64 billion for the third quarter of 2022, an increase of $294.2 million, or 6%, versus $5.34 billion for the third quarter of 2021. On a linked quarter basis, average total deposits decreased by $114.1 million, or 2%. Total deposits increased $249.5 million, or 5%, from $5.41 billion as of September 30, 2021, to $5.66 billion as of September 30, 2022. On a linked quarter basis, total deposits increased by $42.5 million, or 1%, from $5.62 billion as of June 30, 2022.

Core deposits, which exclude brokered deposits, increased by $250.5 million, or 5%, from $5.40 billion at September 30, 2021 to $5.65 billion at September 30, 2022. This increase was due to growth of public funds deposits of $191.5 million, or 15%, and growth of retail deposits of $86.2 million, or 4%, and was offset by contraction of commercial deposits of $27.2 million, or 1%. On a linked quarter basis, core deposits increased by $42.5 million, or 1%, at September 30, 2022 compared to June 30, 2022. The linked quarter increase resulted from growth of commercial deposits of $24.0 million, or 1%, and growth of public funds deposits of $22.9 million, or 2% and was offset by contraction of retail deposits of $4.4 million, or less than 1%.

Findlay stated, “Excess liquidity inflows stabilized during the quarter, and we have started to see slowing of deposit growth during 2022. Importantly, demand deposits continue to represent 32% of total deposits. Commercial, retail, and public funds deposits continue to contribute to core deposit growth with a history of high deposit retention of relationships.”

Total investment securities were $1.32 billion at September 30, 2022, an increase of $80.3 million, or 6%, as compared to $1.24 billion at September 30, 2021. Investment securities declined by $108.0 million, as compared to $1.43 billion at June 30, 2022. Investment securities represented 21% of total assets on September 30, 2022, compared to 20% on September 30, 2021, and 23% on June 30, 2022. The company deployed $35 million of cash flows from the investment securities portfolio to fund loan growth during the quarter and expects the investment securities portfolio as a percentage of total assets to decrease over time back towards historical levels of 14%.

The company’s net interest margin increased 44 basis points to 3.57% for the third quarter of 2022, compared to 3.13% for the third quarter of 2021. The increased margin in the third quarter of 2022 compared to the prior year period was due to higher yields on loans and partially offset by a higher cost of funds. The higher yields were driven by a series of increases made to the target Federal Funds rate by the Federal Reserve Board beginning in March of 2022, to combat inflation. These rate increases raised the target Federal Funds rate by a cumulative 300 basis points and increased the target Federal Funds rate range from a zero-bound range of 0.00% - 0.25% prior to the commencement of the Federal Reserve Board's tightening policy to a range of 3.00 - 3.25% at September 30, 2022.

Total PPP loan income recognized for the third quarter of 2022 was $58,000 compared to $3.9 million for the third quarter of 2021 and $204,000 during the second quarter 2022. PPP interest and fees had a nominal impact on the third quarter 2022 net interest margin compared to an 18 basis point contribution to net interest margin for the third quarter 2021. Net interest margin excluding PPP interest and fees was 3.57% for the third quarter of 2022, up 62 basis points from 2.95% for the third quarter of 2021. Earning asset yields increased 87 basis points from 3.37% for the third quarter of 2021 to 4.24% for the third quarter of 2022. Offsetting the increased yield on earning assets was an increase to the company's cost of funds of 43 basis points. Interest expense as a percentage of earning assets increased to 0.67% for the three months ended September 30, 2022, from 0.24% for the three months ended September 30, 2021.

Linked quarter net interest margin was 31 basis points higher at 3.57% for the third quarter of 2022, compared to 3.26% for the second quarter of 2022. Earning asset yields increased by 66 basis points over the same period. Interest expense as a percentage of earning assets increased 35 basis points for the three months ended September 30, 2022, from 0.32% for the three months ended June 30, 2022.

“Our asset sensitive balance sheet has contributed to the net interest margin expansion during 2022. Variable rate loans represent 67% of our loan portfolio and the rising rate environment has contributed to the growth in loan income. As deposit rates have not risen in conjunction with the overall rate increases, we have been very pleased with our net interest margin expansion. While further Federal Reserve Bank tightening will continue to benefit net interest margin, we expect to see deposit rates increase as repricing occurs,” Findlay noted.

Net interest income increased by $6.8 million, or 15%, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. On a linked quarter basis, net interest income increased $3.8 million, or 8%, from the second quarter of 2022. Net interest income increased by $13.0 million, or 10%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 due primarily to an increase in securities income of $9.8 million and an increase in loan income of $8.3 million which were offset by an increase in deposit expense of $6.5 million.

The company recorded no provision for credit losses in the third quarter of 2022, compared to provision expense of $1.3 million in the third quarter of 2021 and no provision for the linked second quarter of 2022. Provision expense was $417,000 for the nine months ended September 30, 2022, compared to provision expense of $1.1 million for the prior nine months ended September 30, 2021. The company’s credit loss reserve to total loans was 1.50% at September 30, 2022 versus 1.72% at September 30, 2021 and 1.53% at June 30, 2022. The company’s credit loss reserve to total loans excluding PPP loans, which is a non-GAAP financial measure, was 1.50% at September 30, 2022 versus 1.76% at September 30, 2021 and 1.53% at June 30, 2022.

Net charge offs in the third quarter of 2022 were $284,000 versus net recoveries of $35,000 in the third quarter of 2021 and net charge offs of $3,000 during the linked second quarter of 2022. Annualized net charge offs to average loans were 0.03% for the third quarter of 2022, 0.00% for the third quarter of 2021, and 0.00% for the linked second quarter of 2022. Net charge offs were $951,000 for the nine months ended September 30, 2022 compared to net recoveries of $1.5 million in the nine month period ended September 30, 2021. Annualized net charge offs (recoveries) as a percentage of average loans was 0.03% for the nine months ended September 30, 2022 compared to (0.05%) for the nine months ended September 30, 2021.

Nonperforming assets decreased $21.2 million, or 68%, to $10.1 million as of September 30, 2022 versus $31.3 million as of September 30, 2021. On a linked quarter basis, nonperforming assets decreased $2.7 million, or 21%, versus the $12.8 million reported as of June 30, 2022. The ratio of nonperforming assets to total assets at September 30, 2022 decreased to 0.16% from 0.50% at September 30, 2021 and decreased from 0.20% at June 30, 2022 due primarily to loan paydowns. Total individually analyzed and watch list loans decreased by $95.4 million, or 37%, to $163.2 million at September 30, 2022 versus $258.5 million as of September 30, 2021. On a linked quarter basis, total individually analyzed and watch list loans decreased by $28.9 million, or 15%, from $192.1 million at June 30, 2022, due primarily to borrower risk rating upgrades and loan paydowns. Watch list loans as a percentage of total loans excluding PPP loans decreased to a historic low of 3.64% as of September 30, 2022, compared to 6.23% at September 30, 2021 and 4.35% at June 30, 2022.

Findlay commented, “Every asset quality metric continued to improve during the third quarter. Watch list and nonperforming loans are at historic lows that we believe are reflective of the general strength of our borrowers’ balance sheets and operating performance. While we have seen signs of economic slowdown in some sectors, they are not apparent in these asset quality metrics. We will continue to monitor economic conditions in our markets and approach the future with the same conservative discipline that we have always shown. Our borrowers have demonstrated resilience in weathering the continued challenges of labor availability, persistent inflation, and supply chain constraints.”

The company’s noninterest income decreased $950,000, or 9%, to $10.2 million for the third quarter of 2022, compared to $11.1 million for the third quarter of 2021. Noninterest income was positively impacted by increases in fee-based lines of business due to fee generating volume for the respective service lines. In particular service charges on deposit accounts increased $234,000, or 8%, investment brokerage fees increased $130,000, or 25% and merchant fee income increased $103,000 or 12%. Wealth advisory fees declined by $118,000, or 5% and were negatively impacted by market value declines of 15% in trust assets since December 31, 2021.

Other income for the third quarter of 2022 declined by $606,000 compared to the third quarter of 2021 due to income declines in various limited partnership investment holdings and other non-recurring items. In addition, bank owned life insurance income decreased by $586,000. This decrease is largely attributable to the company’s variable life insurance policies which are tied to the equity markets and have declined in value by $234,000 during the third quarter of 2022, compared to an increase of $284,000 during the third quarter of 2021 and a decrease of $495,000 on a linked quarter basis. The valuation changes to the variable life insurance policies are offset by similar changes to the deferred compensation expense that is recognized in salary and employee benefits.

Noninterest income for the third quarter of 2022 decreased by $328,000, or 3%, on a linked quarter basis from $10.5 million. The linked quarter decrease resulted primarily from a decrease in mortgage banking income of $440,000 and a decrease in interest rate swap fee income of $267,000. The decrease in mortgage banking income was caused by a slowdown in mortgage demand because of the higher interest rate environment. Offsetting these decreases was an increase in bank owned life insurance income of $237,000 and an increase to other income of $179,000.

Noninterest income decreased by $3.7 million, or 10%, to $31.3 million for the nine months ended September 30, 2022, compared to $35.0 million for the comparable nine-month period of 2021. Notably, noninterest income increased across a variety of fee-based service lines by a cumulative $1.9 million, including improvement in wealth advisory fees by 2%, investment brokerage fees by 10%, service charges on deposit accounts by 12%, loan and service fees by 3% and merchant card fee income by 19%.

Market value declines impacted the overall decrease in noninterest income. Bank owned life insurance income for the nine months ended September 30, 2022, decreased by $2.3 million primarily due to declines in the market value of variable life insurance policies of $1.1 million compared to market value gains of $1.1 million in the corresponding period in 2021. In addition, across these same periods, other income decreased by $1.1 million, mortgage banking income decreased by $985,000, gains on securities sales decreased by $797,000 and interest rate swap fee income decreased by $442,000. Excluding the impact of the variable life insurance policy market value changes, noninterest income was $32.5 million for the nine months ended September 30, 2022, compared to $34.0 million for the nine months ended September 2021, a decline of $1.5 million, or 4%.

The company’s noninterest expense increased by $1.9 million, or 7%, to $27.9 million in the third quarter of 2022, compared to $26.0 million in the third quarter of 2021. Other expense increased $1.1 million driven by accruals for ongoing legal matters. In addition, corporate and business development expenses increased $426,000 and salaries and employee benefits increased $420,000. The increase in corporate and business development expenses was primarily a result of increased client development activities, advertising costs and increased contributions to our communities. The increase to salaries and employee benefits was driven primarily by increased salaries and wages of $415,000, increases to performance-based compensation expense of $366,000, and increased employee health insurance expense of $113,000, offset by declines in deferred compensation expense of $519,000. Operating expenses excluding the effects of one-time legal settlement accruals of $1.1 million and market value declines of $240,000 from the deferred compensation program, were $27.0 million for the three months ended September 30, 2022, compared to $25.7 million for 2021, an increase of $1.3 million, or 5%.

On a linked quarter basis, noninterest expense decreased by $19,000, or less than 1%, to $27.9 million in the third quarter of 2022. On a linked quarter basis, noninterest expense was flat at $27.9 million for both the third and second quarters of 2022. Other expense over these periods increased $425,000, primarily as a result of share-based compensation payments to the Board of Directors of $437,000, which are paid semi-annually in January and July. Offsetting this increase were decreases in net occupancy expense of $212,000, FDIC and other regulatory fees of $161,000 and salaries and employee benefits of $148,000. The decrease to salary and employee benefits resulted from a $662,000 decrease to performance-based compensation, offset by an increase to deferred compensation of $261,000 and increase to salary and wages of $199,000. Operating expenses excluding the effects of one-time legal settlement accruals and market value from the deferred compensation program, were $27.0 million for the three months ended September 30, 2022, compared to $27.2 million for 2021, a decrease of $230,000 or 1%.

Noninterest expense increased by $3.4 million, or 4%, for the nine months ended September 30, 2022, to $82.8 million compared to $79.4 million for the corresponding period of 2021. The increase was due primarily to an increase of $3.4 million in other expense caused by accruals for ongoing legal matters. Corporate and business development expense increased $870,000, caused by increased advertising, charitable contributions, including contributions associated with the company’s sesquicentennial celebration, and other corporate development activities. Net occupancy increased $450,000, driven by budgeted repairs and ongoing upgrades to existing facilities and the opening of a new branch in Elkhart. Offsetting these increases are decreases in salaries and employee benefits of $537,000 and professional fees of $531,000 due to a decrease in legal expense. The decline in salaries and benefits was impacted by a decline in deferred compensation of $2.4 million, offset by increases in salaries and wages of $758,000, increased performance-based compensation of $499,000, and increased health insurance expense of $329,000. Operating expenses excluding the effects of non-recurring legal settlement accruals of $3.0 million and market value declines from the deferred compensation program of $1.2 million, were $81.0 million for the nine months ended September 30, 2022, compared to $78.2 million for the corresponding period in 2021, an increase of $2.8 million, or 4%.

The company’s efficiency ratio was 44.5% for the third quarter of 2022, compared to 45.7% for the third quarter of 2021 and 47.2% for the linked second quarter of 2022.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, adjusted tangible common equity, adjusted tangible assets, tangible book value per share, tangible common equity to tangible assets ratio, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings and credit loss reserve to total loans excluding PPP loans. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of governmental monetary and fiscal policies and the impact on the current economic environment, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
THIRD QUARTER 2022 FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
END OF PERIOD BALANCES	2022	2022	2021	2022	2021
Assets	$6,288,406	$6,265,087	$6,222,916	$6,288,406	$6,222,916
Deposits	5,664,133	5,621,584	5,414,638	5,664,133	5,414,638
Brokered Deposits	10,017	10,008	11,012	10,017	11,012
Core Deposits (1)	5,654,116	5,611,576	5,403,626	5,654,116	5,403,626
Loans	4,489,835	4,424,699	4,239,453	4,489,835	4,239,453
PPP Loans	1,603	5,219	91,897	1,603	91,897
Allowance for Credit Losses	67,239	67,523	73,048	67,239	73,048
Total Equity	519,220	562,063	683,202	519,220	683,202
Goodwill net of deferred tax assets	3,803	3,803	3,794	3,803	3,794
Tangible Common Equity (2)	515,417	558,260	679,408	515,417	679,408
AVERAGE BALANCES
Total Assets	$6,298,358	$6,460,888	$6,153,334	$6,469,102	$6,071,682
Earning Assets	5,991,630	6,157,051	5,909,834	6,178,787	5,825,275
Investments	1,429,186	1,476,144	1,201,657	1,472,807	977,955
Loans	4,415,944	4,425,713	4,354,104	4,381,284	4,468,891
PPP Loans	3,232	9,665	142,917	10,098	296,938
Total Deposits	5,638,469	5,752,519	5,344,272	5,745,771	5,280,361
Interest Bearing Deposits	3,821,699	3,927,191	3,662,707	3,876,913	3,652,839
Interest Bearing Liabilities	3,821,699	3,981,587	3,737,707	3,919,779	3,728,339
Total Equity	583,679	583,324	688,252	616,202	668,652
INCOME STATEMENT DATA
Net Interest Income	$52,492	$48,678	$45,741	$146,050	$133,081
Net Interest Income-Fully Tax Equivalent	53,945	50,079	46,717	150,171	135,535
Provision for Credit Losses	0	0	1,300	417	1,077
Noninterest Income	10,164	10,492	11,114	31,343	35,011
Noninterest Expense	27,894	27,913	25,967	82,776	79,361
Net Income	28,525	25,673	24,119	77,840	71,450
Pretax Pre-Provision Earnings (2)	34,762	31,257	30,888	94,617	88,731
PER SHARE DATA
Basic Net Income Per Common Share	$1.12	$1.00	$0.95	$3.05	$2.81
Diluted Net Income Per Common Share	1.11	1.00	0.94	3.03	2.79
Cash Dividends Declared Per Common Share	0.40	0.40	0.34	1.20	1.02
Dividend Payout	36.04%	40.00%	36.17%	39.60%	36.56%
Book Value Per Common Share (equity per share issued)	20.33	22.01	26.80	20.33	26.80
Tangible Book Value Per Common Share (2)	20.18	21.87	26.66	20.18	26.66
Market Value – High	81.27	79.14	73.04	85.71	77.05
Market Value – Low	64.05	64.84	56.06	64.05	53.03
Basic Weighted Average Common Shares Outstanding	25,533,832	25,527,896	25,479,654	25,525,734	25,472,185
Diluted Weighted Average Common Shares Outstanding	25,734,613	25,697,577	25,635,288	25,710,088	25,608,655
KEY RATIOS
Return on Average Assets	1.80%	1.59%	1.56%	1.61%	1.57%
Return on Average Total Equity	19.39	17.65	13.90	16.89	14.29
Average Equity to Average Assets	9.27	9.03	11.19	9.53	11.01
Net Interest Margin	3.57	3.26	3.13	3.25	3.11
Net Interest Margin, Excluding PPP Loans (2)	3.57	3.26	2.95	3.24	2.98
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	44.52	47.17	45.67	46.66	47.21
Tier 1 Leverage (3)	11.40	10.83	10.91	11.40	10.91
Tier 1 Risk-Based Capital (3)	14.04	13.90	14.18	14.04	14.18
Common Equity Tier 1 (CET1) (3)	14.04	13.90	14.18	14.04	14.18
Total Capital (3)	15.29	15.15	15.44	15.29	15.44
Tangible Capital (2)	8.20	8.92	10.92	8.20	10.92
Adjusted Tangible Capital (2)	11.22	11.08	10.75	11.22	10.75
ASSET QUALITY
Loans Past Due 30 - 89 Days	$921	$784	$1,245	$921	$1,245
Loans Past Due 90 Days or More	25	105	18	25	18
Non-accrual Loans	9,892	12,494	30,978	9,892	30,978
Nonperforming Loans (includes nonperforming TDRs) (4)	9,917	12,599	30,996	9,917	30,996
Other Real Estate Owned	196	196	316	196	316
Other Nonperforming Assets	0	0	20	0	20
Total Nonperforming Assets	10,113	12,795	31,332	10,113	31,332
Performing Troubled Debt Restructurings (4)	0	0	4,973	0	4,973
Nonperforming Troubled Debt Restructurings (included in nonperforming loans) (4)	0	0	6,093	0	6,093
Total Troubled Debt Restructurings (4)	0	0	11,066	0	11,066
Individually Analyzed Loans	17,313	19,986	41,148	17,313	41,148
Non-Individually Analyzed Watch List Loans	145,839	172,084	217,386	145,839	217,386
Total Individually Analyzed and Watch List Loans	163,152	192,070	258,534	163,152	258,534
Gross Charge Offs	373	98	90	1,211	593
Recoveries	89	95	125	260	2,106
Net Charge Offs/(Recoveries)	284	3	(35)	951	(1,513)
Net Charge Offs/(Recoveries) to Average Loans	0.03%	0.00%	0.00%	0.03%	(0.05%)
Credit Loss Reserve to Loans	1.50%	1.53%	1.72%	1.50%	1.72%
Credit Loss Reserve to Loans, Excluding PPP Loans (2)	1.50%	1.53%	1.76%	1.50%	1.76%
Credit Loss Reserve to Nonperforming Loans	678.01%	535.97%	235.67%	678.01%	235.67%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs (4)	678.01%	535.97%	203.08%	678.01%	203.08%
Nonperforming Loans to Loans	0.22%	0.28%	0.73%	0.22%	0.73%
Nonperforming Assets to Assets	0.16%	0.20%	0.50%	0.16%	0.50%
Total Individually Analyzed and Watch List Loans to Total Loans	3.63%	4.34%	6.10%	3.63%	6.10%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (2)	3.64%	4.35%	6.23%	3.64%	6.23%
OTHER DATA
Full Time Equivalent Employees	600	606	592	600	592
Offices	52	52	51	52	51

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures".
(3)Capital ratios for September 30, 2022 are preliminary until the Call Report is filed.
(4)On April 1, 2022, the company adopted certain aspects of ASU 2022-02, whereby the company no longer recognizes or accounts for TDRs. Adoption of this standard was retrospective to January 1, 2022.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and due from banks	$76,498	$51,830
Short-term investments	128,304	631,410
Total cash and cash equivalents	204,802	683,240

Securities available-for-sale, at fair value	1,192,186	1,398,558
Securities held-to-maturity, at amortized cost (fair value of $103,326 and $0, respectively)	127,820	0
Real estate mortgage loans held-for-sale	1,097	7,470
Loans, net of allowance for credit losses of $67,239 and $67,773	4,422,596	4,220,068
Land, premises and equipment, net	58,486	59,309
Bank owned life insurance	97,702	97,652
Federal Reserve and Federal Home Loan Bank stock	12,840	13,772
Accrued interest receivable	22,822	17,674
Goodwill	4,970	4,970
Other assets	143,085	54,610
Total assets	$6,288,406	$6,557,323

LIABILITIES
Noninterest bearing deposits	$1,832,328	$1,895,481
Interest bearing deposits	3,831,805	3,839,926
Total deposits	5,664,133	5,735,407

Borrowings - Federal Home Loan Bank advances	0	75,000
Accrued interest payable	2,200	2,619
Other liabilities	102,853	39,391
Total liabilities	5,769,186	5,852,417

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,825,127 shares issued and 25,350,134 outstanding as of September 30, 2022
25,777,609 shares issued and 25,300,793 outstanding as of December 31, 2021	125,832	120,615
Retained earnings	630,337	583,134
Accumulated other comprehensive income (loss)	(221,729)	16,093
Treasury stock at cost (474,993 shares as of September 30, 2022, 476,816 shares as of December 31, 2021)	(15,309)	(15,025)
Total stockholders’ equity	519,131	704,817
Noncontrolling interest	89	89
Total equity	519,220	704,906
Total liabilities and equity	$6,288,406	$6,557,323

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
NET INTEREST INCOME
Interest and fees on loans
Taxable	$52,707	$43,025	$136,580	$128,828
Tax exempt	462	119	911	324
Interest and dividends on securities
Taxable	3,608	2,470	10,613	6,482
Tax exempt	5,009	3,556	14,609	8,915
Other interest income	772	125	1,501	348
Total interest income	62,558	49,295	164,214	144,897

Interest on deposits	10,066	3,479	18,037	11,587
Interest on borrowings
Short-term	0	0	0	7
Long-term	0	75	127	222
Total interest expense	10,066	3,554	18,164	11,816

NET INTEREST INCOME	52,492	45,741	146,050	133,081

Provision for credit losses	0	1,300	417	1,077

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	52,492	44,441	145,633	132,004

NONINTEREST INCOME
Wealth advisory fees	2,059	2,177	6,550	6,433
Investment brokerage fees	651	521	1,711	1,560
Service charges on deposit accounts	2,990	2,756	8,681	7,768
Loan and service fees	3,047	3,005	9,131	8,823
Merchant card fee income	941	838	2,660	2,226
Bank owned life insurance income (loss)	54	640	(212)	2,101
Interest rate swap fee income	88	180	492	934
Mortgage banking income (loss)	(89)	(32)	771	1,756
Net securities gains	0	0	0	797
Other income	423	1,029	1,559	2,613
Total noninterest income	10,164	11,114	31,343	35,011

NONINTEREST EXPENSE
Salaries and employee benefits	14,650	14,230	43,840	44,377
Net occupancy expense	1,476	1,413	4,793	4,343
Equipment costs	1,380	1,371	4,250	4,134
Data processing fees and supplies	3,226	3,169	9,510	9,692
Corporate and business development	1,426	1,000	4,078	3,208
FDIC insurance and other regulatory fees	458	748	1,516	1,707
Professional fees	1,554	1,342	4,527	5,058
Other expense	3,724	2,694	10,262	6,842
Total noninterest expense	27,894	25,967	82,776	79,361

INCOME BEFORE INCOME TAX EXPENSE	34,762	29,588	94,200	87,654
Income tax expense	6,237	5,469	16,360	16,204
NET INCOME	$28,525	$24,119	$77,840	$71,450

BASIC WEIGHTED AVERAGE COMMON SHARES	25,533,832	25,479,654	25,525,734	25,472,185

BASIC EARNINGS PER COMMON SHARE	$1.12	$0.95	$3.05	$2.81

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,734,613	25,635,288	25,710,088	25,608,655

DILUTED EARNINGS PER COMMON SHARE	$1.11	$0.94	$3.03	$2.79

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	September 30, 2022		June 30, 2022		September 30, 2021
Commercial and industrial loans:
Working capital lines of credit loans	$684,281	15.2%	$726,798	16.4%	$659,166	15.5%
Non-working capital loans	827,014	18.4	802,994	18.2	782,618	18.5
Total commercial and industrial loans	1,511,295	33.6	1,529,792	34.6	1,441,784	34.0

Commercial real estate and multi-family residential loans:
Construction and land development loans	468,288	10.4	418,284	9.4	378,716	8.9
Owner occupied loans	741,293	16.5	726,531	16.4	740,836	17.4
Nonowner occupied loans	655,975	14.6	635,477	14.4	582,019	13.7
Multifamily loans	191,212	4.3	173,875	3.9	252,983	6.0
Total commercial real estate and multi-family residential loans	2,056,768	45.8	1,954,167	44.1	1,954,554	46.0

Agri-business and agricultural loans:
Loans secured by farmland	165,328	3.7	194,248	4.4	152,099	3.5
Loans for agricultural production	176,738	3.9	193,654	4.4	171,981	4.1
Total agri-business and agricultural loans	342,066	7.6	387,902	8.8	324,080	7.6

Other commercial loans	100,831	2.2	93,157	2.1	83,595	2.0
Total commercial loans	4,010,960	89.2	3,965,018	89.6	3,804,013	89.6

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	196,077	4.4	190,988	4.3	173,689	4.1
Open end and junior lien loans	173,419	3.9	172,449	3.9	161,941	3.8
Residential construction and land development loans	18,775	0.4	10,075	0.2	12,542	0.3
Total consumer 1-4 family mortgage loans	388,271	8.7	373,512	8.4	348,172	8.2

Other consumer loans	93,026	2.1	88,683	2.0	92,169	2.2
Total consumer loans	481,297	10.8	462,195	10.4	440,341	10.4
Subtotal	4,492,257	100.0%	4,427,213	100.0%	4,244,354	100.0%
Less: Allowance for credit losses	(67,239)		(67,523)		(73,048)
Net deferred loan fees	(2,422)		(2,514)		(4,901)
Loans, net	$4,422,596		$4,357,176		$4,166,405

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	September 30, 2022	June 30, 2022	September 30, 2021
Noninterest bearing demand deposits	$1,832,328	$1,797,614	$1,762,021
Savings and transaction accounts:
Savings deposits	428,718	430,752	375,993
Interest bearing demand deposits	2,652,783	2,631,304	2,411,722
Time deposits:
Deposits of $100,000 or more	573,923	577,571	658,050
Other time deposits	176,381	184,343	206,852
Total deposits	$5,664,133	$5,621,584	$5,414,638
FHLB advances	0	0	75,000
Total funding sources	$5,664,133	$5,621,584	$5,489,638

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended September 30, 2022			Three Months Ended June 30, 2022			Three Months Ended September 30, 2021
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,376,724	$52,707	4.78%	$4,396,333	$44,138	4.03%	$4,339,792	$43,025	3.93%
Tax exempt (1)	39,220	583	5.90	29,380	353	4.82	14,312	150	4.16
Investments: (1)
Securities	1,429,186	9,949	2.76	1,476,144	10,049	2.73	1,201,657	6,971	2.30
Short-term investments	2,307	9	1.55	2,301	2	0.35	2,304	0	0.00
Interest bearing deposits	144,193	763	2.10	252,893	481	0.76	351,769	125	0.14
Total earning assets	$5,991,630	$64,011	4.24%	$6,157,051	$55,023	3.58%	$5,909,834	$50,271	3.37%
Less: Allowance for credit losses	(67,481)			(67,527)			(72,157)
Nonearning Assets
Cash and due from banks	70,672			74,158			67,715
Premises and equipment	58,796			58,978			59,824
Other nonearning assets	244,741			238,228			188,118
Total assets	$6,298,358			$6,460,888			$6,153,334

Interest Bearing Liabilities
Savings deposits	$430,428	$85	0.08%	$425,102	$81	0.08%	$369,191	$71	0.08%
Interest bearing checking accounts	2,623,747	8,809	1.33	2,710,674	3,784	0.56	2,390,462	1,712	0.28
Time deposits:
In denominations under $100,000	180,774	298	0.65	189,538	307	0.65	211,911	457	0.86
In denominations over $100,000	586,750	874	0.59	601,877	718	0.48	691,143	1,239	0.71
Miscellaneous short-term borrowings	0	0	0.00	0	0	0.00	0	0	0.00
Long-term borrowings	0	0	0.00	54,396	54	0.40	75,000	75	0.40
Total interest bearing liabilities	$3,821,699	$10,066	1.04%	$3,981,587	$4,944	0.50%	$3,737,707	$3,554	0.38%
Noninterest Bearing Liabilities
Demand deposits	1,816,770			1,825,327			1,681,565
Other liabilities	76,210			70,650			45,810
Stockholders' Equity	583,679			583,324			688,252
Total liabilities and stockholders' equity	$6,298,358			$6,460,888			$6,153,334
Interest Margin Recap
Interest income/average earning assets		64,011	4.24%		55,023	3.58%		50,271	3.37%
Interest expense/average earning assets		10,066	0.67		4,944	0.32		3,554	0.24
Net interest income and margin		$53,945	3.57%		$50,079	3.26%		$46,717	3.13%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.45 million, $1.40 million and $976,000 in the three-month periods ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
(2)Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $50,000, $180,000, and $3.57 million for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses to loans, excluding PPP loans, and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for credit losses.

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	September 30, 2022	June 30, 2022	September 30, 2021
Total Loans	$4,489,835	$4,424,699	$4,239,453
Less: PPP Loans	1,603	5,219	91,897
Total Loans, Excluding PPP Loans	4,488,232	4,419,480	4,147,556

Allowance for Credit Losses	$67,239	$67,523	$73,048

Credit Loss Reserve to Total Loans	1.50%	1.53%	1.72%
Credit Loss Reserve to Total Loans, Excluding PPP Loans	1.50%	1.53%	1.76%

Total Individually Analyzed and Watch List Loans	$163,152	$192,070	$258,534

Total Individually Analyzed and Watch List Loans to Total Loans	3.63%	4.34%	6.10%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	3.64%	4.35%	6.23%

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio, adjusted tangible common equity to adjusted tangible assets ratio, and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Total Equity	519,220	$562,063	$683,202	$519,220	$683,202
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA related to goodwill	1,167	1,167	1,176	1,167	1,176
Tangible Common Equity	515,417	558,260	679,408	515,417	679,408
AOCI Market Value Adjustment	220,847	157,625	(12,234)	220,847	(12,234)
Adjusted Tangible Common Equity	736,264	715,885	667,174	736,264	667,174

Assets	$6,288,406	$6,265,087	$6,222,916	$6,288,406	$6,222,916
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA related to goodwill	1,167	1,167	1,176	1,167	1,176
Tangible Assets	6,284,603	6,261,284	6,219,122	6,284,603	6,219,122
Market Value Adjustment	279,553	199,525	(15,486)	279,553	(15,486)
Adjusted Tangible Assets	6,564,156	6,460,809	6,203,636	6,564,156	6,203,636

Ending Common Shares Issued	25,536,026	25,527,896	25,486,032	25,536,026	25,486,032

Tangible Book Value Per Common Share	$20.18	$21.87	$26.66	$20.18	$26.66

Tangible Common Equity/Tangible Assets	8.20%	8.92%	10.92%	8.20%	10.92%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	11.22%	11.08%	10.75%	11.22%	10.75%

Net Interest Income	$52,492	$48,678	$45,741	$146,050	$133,081
Plus: Noninterest income	10,164	10,492	11,114	31,343	35,011
Minus: Noninterest expense	(27,894)	(27,913)	(25,967)	(82,776)	(79,361)

Pretax Pre-Provision Earnings	$34,762	$31,257	$30,888	$94,617	$88,731

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Total Average Earnings Assets	$5,991,630	$6,157,051	$5,909,834	$6,178,787	$5,825,275
Less: Average Balance of PPP Loans	(3,232)	(9,665)	(142,917)	(10,098)	(296,938)
Total Adjusted Earning Assets	5,988,398	6,147,386	5,766,917	6,168,689	5,528,337

Total Interest Income FTE	$64,011	$55,023	$50,271	$168,335	$147,351
Less: PPP Loan Income	(58)	(204)	(3,946)	(767)	(12,764)
Total Adjusted Interest Income FTE	63,953	54,819	46,325	167,568	134,587

Adjusted Earning Asset Yield, net of PPP Impact	4.24%	3.58%	3.19%	3.63%	3.25%

Total Average Interest Bearing Liabilities	$3,821,699	$3,981,587	$3,737,707	$3,919,779	$3,728,339
Less: Average Balance of PPP Loans	(3,232)	(9,665)	(142,917)	(10,098)	(296,938)
Total Adjusted Interest Bearing Liabilities	3,818,467	3,971,922	3,594,790	3,909,681	3,431,401

Total Interest Expense FTE	$10,066	$4,944	$3,554	$18,164	$11,816
Less: PPP Cost of Funds	(2)	(6)	(90)	(19)	(555)
Total Adjusted Interest Expense FTE	10,064	4,938	3,464	18,145	11,261

Adjusted Cost of Funds, net of PPP Impact	0.67%	0.32%	0.24%	0.39%	0.27%

Net Interest Margin FTE, net of PPP Impact	3.57%	3.26%	2.95%	3.24%	2.98%

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